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                                                                     EXHIBIT 8.2


                                         June 8, 1998


Claremont Technology Group, Inc.
1600 N.W. Compton Drive
Suite 210
Beaverton, Oregon 97006


Gentlemen and Ladies:

        We are acting as tax counsel to Claremont Technology Group, Inc. ("Claremont") in connection with a proposed transaction (the "Merger") involving Claremont, a corporation organized under the laws of the State of Oregon, CBSI Acquisition Corp. III ("Merger Sub"), a corporation organized under the laws of the State of Oregon, and Complete Business Solutions, Inc. ("CBSI"), a corporation organized under the laws of the State of Michigan.

        The Merger is structured as a statutory merger of Merger Sub with and into Claremont, in which Claremont will be the surviving entity (Claremont, following the Merger will be referred to as the "Surviving Corporation"), in accordance with that certain Agreement and Plan of Merger by and among CBSI, Merger Sub and Claremont, dated as of April 8, 1998, as amended on June 8, 1998, and the exhibits thereto (the "Agreement"). Except as otherwise indicated herein, capitalized terms used in this opinion are defined in the Agreement.

        Our opinion has been requested in connection with the filing of a Registration Statement with the Securities and Exchange Commission on
June 9, 1998 on Form S-4 (as thereafter amended at any time up to and including the date hereof, the "Registration Statement"). We have functioned solely as counsel to Claremont, and this opinion shall not be construed to reflect or create an attorney client relationship between ourselves and either CBSI or holders of CBSI stock or options to acquire shares of CBSI stock.

        For purposes of rendering this opinion, we have examined and are relying upon (without any independent investigation or review thereof) the truth and accuracy, at all relevant times, of the statements, representations and warranties contained in the following documents:
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                1.      The Agreement (including exhibits thereto);

                2. A Certificate of Claremont, dated June 8, 1998, signed by an authorized officer of Claremont and delivered to us by Claremont and incorporated herein by reference;

                3. A Certificate of CBSI, dated June 8, 1998, signed by an authorized officer of CBSI and delivered to us by CBSI and incorporated herein by reference;

                4. A Certificate of Merger Sub, dated June 8, 1998, signed by an authorized officer of Merger Sub, and delivered to us by Merger Sub and incorporated herein by reference;

                5. Such other instruments and documents related to the formation, organization and operation of
                        Claremont, Merger Sub and CBSI or the consummation of the Merger and the transactions contemplated thereby as we have deemed necessary or appropriate.

        In rendering this opinion, we have assumed or obtained representations and are relying thereon (without any independent investigation or review thereof) that:

                1. Original documents (including signatures) are authentic, documents submitted to us as copies conform to the original documents, and there has been (or will be by the Effective Time of the Merger) due execution and delivery of all documents where due execution and delivery are prerequisites to effectiveness thereof;

                2. Any representation or statement referred to above made "to the best of knowledge" or otherwise similarly qualified is correct without such qualification;

                3.      The Merger will be effective under the applicable
                        states' laws;
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                4.      The fair market value of the CBSI Common Stock and other
                        consideration to be received by each Claremont shareholder in the Merger will be approximately equal to the fair market value of Claremont Common Stock surrendered in exchange therefor;

                5. At the Effective Time of the Merger, Claremont will not have outstanding any warrants, options, convertible securities, or any other type of right pursuant to which any person could acquire Claremont Common Stock that, if exercised or converted, would affect CBSI's acquisition or retention of control of the Surviving Corporation. For this purpose, "control" means the direct ownership of stock possessing at least eighty percent (80%) of the total combined voting power for the election of directors of all classes of the Surviving Corporation stock entitled to vote and at least eighty percent (80%) of the total number of shares of each nonvoting class of stock of the Surviving Corporation;

                6. Following the Merger of Merger Sub with and into Claremont, the Surviving Corporation will hold at least
                        (a) ninety percent (90%) of the fair market value of the net assets held by Claremont immediately prior to the Merger, (b) seventy percent (70%) of the fair market value of the gross assets held by Claremont immediately prior to the Merger, (c) ninety percent (90%) of the fair market value of the net assets held by Merger Sub immediately prior to the Merger, and (d) seventy percent (70%) of the fair market value of the gross assets held by Merger Sub immediately prior to the Merger. For purposes of this representation, the assets of Claremont shall include assets disposed of by Claremont prior to or subsequent to the Merger and in contemplation thereof (including without limitation any asset disposed of by Claremont, other than in the ordinary course of business, pursuant to a plan or intent existing during the period ending on the Effective Time and beginning with the commencement of negotiations (whether formal or informal) with CBSI regarding the Merger). For purposes of this representation amounts paid by Claremont or Merger Sub to shareholders who receive cash or other property, amounts used by Claremont or Merger Sub to pay Merger expenses, and all redemptions or distributions (except for



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                        regular, normal dividends) made by Claremont or
                        Merger Sub will be included as assets of Claremont or Merger Sub, respectively, immediately prior to the Merger;

                7. Following the Merger, either CBSI or a corporation controlled by CBSI will continue a historic significant line of business of Claremont or use a significant portion of Claremont's historic business assets in a business. For this purpose, a "corporation controlled by CBSI" means one or more chains of corporations connected through stock ownership with CBSI, but only if CBSI directly owns stock meeting the requirements of Section 368(c) of the Internal Revenue Code in at least one other corporation in the chain, and stock meeting the requirements of Section 368(c) of the Internal Revenue Code in each of the corporations is owned directly by one of the other corporations in the chain. The requirements of Section 368(c) of the Internal Revenue Code will be satisfied if a corporation owns stock possessing at least eighty percent (80%) of the total combined voting power of all classes of stock entitled to vote and at least eighty percent (80%) of the total number of shares of each nonvoting class of stock of the corporation;

                8. CBSI, Merger Sub, Claremont and the Claremont shareholders will each pay their respective expenses, if any, with respect to the Merger;

                9. No outstanding indebtedness of Claremont has or will represent equity for tax purposes; no outstanding equity of Claremont has represented indebtedness for tax purposes; no outstanding security, instrument, agreement or arrangement that provides for, contains, or represents a right to acquire Claremont Common Stock (or to share in the appreciation thereof) constitutes "stock" for purposes of Section 368(c) of the Code;

                10. CBSI has no plan or intention to liquidate the Surviving Corporation; to merge the Surviving Corporation with or into another corporation except CBSI; to sell or otherwise dispose of the stock of the Surviving Corporation; or to cause the Surviving Corporation to sell or otherwise






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                        dispose of any of its assets or of any of the assets
                        acquired from Merger Sub, except for (i) a sale of the stock or assets of OpTex, Inc., (ii) dispositions made in the ordinary course of business, or (iii) transfers of assets to a corporation controlled by the Surviving Corporation. For this purpose, a "corporation controlled by the Surviving Corporation" is a corporation in which the Surviving Corporation directly owns stock possessing eighty percent (80%) of the total combined voting power for the election of directors of the corporation and at least eighty percent (80%) of the total number of shares of each nonvoting class of stock of the corporation;

                11. Prior to the Merger, CBSI will be in control of Merger Sub. For this purpose, "control" means the direct ownership of stock possessing at least eighty percent (80%) of the total combined voting power of all classes of Merger Sub stock entitled to vote and at least eighty percent (80%) of the total number of shares of each nonvoting class of stock of Merger Sub;

                12. Merger Sub has been formed solely in order to consummate the transactions contemplated by the Agreement, and Merger Sub has not conducted and will not conduct any business activities or other operations of any kind other than the issuance of its stock to CBSI, prior to the Effective Time of the Merger;

                13. No Claremont shareholder is acting as an agent for CBSI in connection with the Merger or approval thereof, and CBSI will not reimburse any Claremont shareholder for shares of Claremont Common Stock such shareholder may have purchased or for other obligations such shareholder may have incurred;

                14. Any purchase of Claremont Common Stock by CBSI stockholders, other than Doug Land, prior to the Merger was made by such CBSI stockholders on their own behalf and with their own funds and not as a representative or agent of CBSI;

                15. CBSI has no present plan or intention to cause the Surviving Corporation to issue additional shares of Surviving Corporation stock that
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                        would result in CBSI losing control of the Surviving
                        Corporation. For this purpose, "control" means the direct ownership of stock possessing at least eighty percent (80%) of the total combined voting power for the election of directors of all classes of stock of the Surviving Corporation entitled to vote and at least eighty percent (80%) of the total number of shares of each nonvoting class of stock of the Surviving Corporation;

                16. Other than amounts paid in lieu of fractional shares, the only consideration to be received, directly or indirectly, by Claremont shareholders in the Merger for their Claremont Common Stock is CBSI Common Stock. CBSI has not agreed to assume, nor will it directly or indirectly assume, any expense or liability, whether contingent or fixed, of any holder of Claremont Common Stock. CBSI has no present plan or intention to contribute any additional capital to the Surviving Corporation or to make any loans to the Surviving Corporation for the purpose of directly or indirectly paying any additional consideration to any holders of Claremont Common Stock. None of the Claremont Common Stock exchanged for CBSI Common Stock in the Merger will be subject to any liabilities;

                17. No part of the consideration to be exchanged for Claremont Common Stock will be received by a Claremont shareholder as a creditor, employee, or in any capacity other than that of a Claremont shareholder;

                18. There is no intercorporate indebtedness existing between CBSI and Claremont or between Merger Sub and Claremont that was issued, acquired or will be settled at a discount;

                19. In the Merger, shares of Claremont Common Stock representing control of Claremont will be exchanged solely for voting stock of CBSI. For this purpose, "control" means the direct ownership of stock possessing at least eighty percent (80%) of the total combined voting power for the election of directors of all classes of Claremont Common Stock entitled to vote and at least eighty percent (80%) of the total number of shares of each nonvoting class of stock of Claremont. Furthermore, it is assumed that shares of Claremont Common Stock exchanged for cash or other property


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                        originating with CBSI and shares of Claremont
                        Common Stock canceled and retired pursuant to the Agreement will be treated as outstanding Claremont Common Stock on the date of the Effective Time of the Merger;

                20. Claremont is not under the jurisdiction of the court in a case under Title 11 of the United States Code, or a receivership, foreclosure, or similar proceeding in a federal or state court;

                21. On the Effective Date of the Merger, the fair market value of the assets of Claremont will exceed the sum of its liabilities, plus the amount of liabilities, if any, to which the assets of Claremont are subject;

                22. Neither Claremont nor CBSI is an investment company as defined in Section 368(a)(2)(F)(iii) and (iv) of the Internal Revenue Code;

                23. Neither CBSI, nor a related party to CBSI, nor a partnership of which CBSI is a partner has a present plan or intention to reacquire any of the CBSI Common Stock issued in the Merger to Claremont shareholders. For this purpose, "related party" means (i) any corporation that is a member of the same affiliated group as CBSI as defined in Section 1504 of the Internal Revenue Code (determined without regard to
                        Section 1504(b)), either before or after the Merger, or (ii) any corporation in which CBSI owns, directly or indirectly, at least fifty percent (50%) of the total combined voting power of all classes of stock entitled to vote, or at least fifty percent (50%) of the total value of shares of all classes of stock, either before or after the Merger;

                24. In the Merger, the Claremont shareholders (other than a related party to CBSI or a partnership of which CBSI is a partner) will receive CBSI Common Stock with an aggregate value, as of the date of the Merger, of not less than fifty percent (50%) of the value of all the formerly outstanding Claremont Common Stock as of the same date. For this purpose, (i) it is assumed that shares of Claremont Common Stock exchanged for cash or other property and shares of Claremont Common Stock canceled and retired pursuant to the Agreement will be treated as

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               outstanding Claremont Common Stock on the date of the Merger, and (ii) shares of CBSI Common Stock received by a Claremont shareholder and subsequently sold, exchanged, or otherwise transferred to a related party of CBSI or a partnership of which CBSI is a partner will not be treated as received in the Merger by such Claremont shareholder. For purposes of this representation, "related party" means (i) any corporation that is a member of the same affiliated group as CBSI as defined in
               Section 1504 of the Internal Revenue Code (determined without regard to Section 1504(b)), either before or after the Merger, or
               (ii) any corporation in which CBSI owns, directly or indirectly, at least fifty percent (50%) of the total combined voting power of all classes of stock entitled to vote, or at least fifty percent (50%) of the total value of shares of all classes of stock, either before or after the Merger;

          25. Neither Claremont, a related party to Claremont, a partnership of which Claremont is a partner, nor a predecessor of Claremont has redeemed or purchased any of Claremont's outstanding Common Stock during the past five years. For this purpose, "related party" means (i) any corporation that is a member of the same affiliated group as Claremont as defined in
               Section 1504 of the Internal Revenue Code (determined without regard to Section 1504(b)), either before or after the Merger, or
               (ii) any corporation in which Claremont owns, directly or indirectly, at least fifty percent (50%) of the total combined voting power of all classes of stock entitled to vote, or at least fifty percent (50%) of the total value of shares of all classes of stock, either before or after the Merger;

          26.  At all times during the five year period ending on the
               Effective Time of the Merger, the fair market value of all of Claremont's United States real property interests was and will have been less than fifty percent (50%) of the total fair market value of (a) its United States real property interests, (b) its interests in real property located outside the United States, plus (c) any other of its assets which are used or held for use in a trade or business. United States real property interests (other than an interest solely as a creditor) is real property and associated personal property (such as movable walls and furnishings) located in the United States or the
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                        Virgin Islands and interests in any corporation
                        (other than a controlled corporation) owning any United States real property interest. Claremont is treated as owning its proportionate share (based on the relative fair market value of its ownership interest to all ownership interests) of the assets owned by and controlled by any controlled corporation or any partnership, trust, or estate in which Claremont is a partner or beneficiary, and any such entity in turn is treated as owning its proportionate share of the assets owned by any controlled corporation or any partnership, trust, or estate in which the entity is a partner or beneficiary. As used in this paragraph, "controlled corporation" means any corporation at least fifty percent (50%) of the fair market value of the stock of which is controlled by Claremont, in the case of a first-tier subsidiary of Claremont, or by a controlled corporation, in the case of a lower-tier subsidiary;

                27. Any liabilities of Claremont in existence at the Effective Time of the Merger and any liabilities to which the assets of Claremont are subject as of the Effective Time of the Merger were incurred by Claremont in the ordinary course of business;

                28. Claremont has not made any extraordinary distributions to its shareholders subsequent to the commencement of negotiations with CBSI regarding the Merger or in anticipation of the Merger;

                29. Any payments of cash by CBSI to Claremont shareholders in lieu of fractional shares of CBSI Common Stock will be made by CBSI solely for the purpose of avoiding the expense and inconvenience of issuing and transferring fractional shares, and is not separately bargained-for consideration;

                30. Neither CBSI, Merger Sub, nor any other wholly-owned Subsidiary (as defined in Section 2.1(b) of the Agreement) has sold, exchanged, or otherwise transferred any Claremont stock subsequent to the commencement of negotiations with Claremont regarding the Merger or in anticipation of the Merger; and


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                31.     No liabilities of Merger Sub will be assumed by
                        Claremont or the Surviving Corporation, and Merger Sub will not transfer to Claremont or the Surviving Corporation any assets subject to liabilities.

        Based on the foregoing documents, materials, assumptions and information, and subject to the qualifications and assumptions set forth herein, it is our opinion that, if the Merger is consummated in accordance with the provisions of the Agreement and the exhibits thereto:

                (1) the Merger of Merger Sub with and into Claremont, with Claremont surviving the Merger, will qualify as a reorganization within the meaning of Section 368(a) of the Code;

                (2) each of CBSI, Merger Sub, and Claremont will be a party to a reorganization within the meaning of Section 368(b) of the Code; and

                (3) no gain or loss will be recognized by the Claremont shareholders as a result of the Merger with respect to the shares of Claremont Common Stock converted into shares of CBSI Common Stock (except to the extent of cash received in lieu of fractional shares); however, no opinion is given as to whether or not gain or loss will be recognized by any holders of Claremont Common Stock that directly or indirectly acquire any of the stock or assets of OpTex, Inc. from Claremont, CBSI, OpTex, Inc. or a related entity in connection with the Merger, and such holders of Claremont Common Stock should consult their own tax advisors regarding the tax consequences of the Merger.

        Our opinions set forth above are based on the existing provisions of the Code, Treasury Regulations (including Temporary and Proposed
Treasury Regulations) promulgated under the Code, published Revenue Rulings, Revenue Procedures and other announcements of the Internal Revenue Service (the "IRS") and existing court decisions, any of which could be changed at any time. Any such changes might be retroactive with respect to transactions entered into prior to the date of such changes and could significantly modify the tax results described in the opinions set forth above. We undertake no responsibility to advise you of any subsequent developments in the application, operation or interpretation of the federal income tax laws.

        Our opinion concerning certain of the federal income tax consequences of the Merger is limited to the specific federal income tax consequences presented above. No opinion is expressed as to any transaction other than the Merger, including any transaction undertaken in connection with the Merger. In addition, this opinion does not address any estate, gift, state, local or foreign tax consequences that may result from the Merger. In particular, we express no opinion regarding (1) the amount, existence, or availability after the Merger, of any of the federal income tax attributes of Claremont, Merger
Sub or CBSI (including, without limitation, foreign tax credits or net operating loss carryforwards, if any, of Claremont, Merger Sub, or CBSI);
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(2) any transaction in which Claremont Common Stock is acquired or CBSI Common
Stock is disposed of, (3) the potential application of the "disqualifying disposition" rules of Section 421 of the Code to dispositions of Claremont Common Stock; (4) the effects of any Claremont Common Stock acquired by the holder thereof in exchange for stock acquired subject to the provisions of
Section 83(a) of the Code; (5) the effects of the Merger on any payment that is or may be subject to Section 280G of the Code; or (6) the effects of the Merger on a holder of options to acquire Claremont Common Stock, whether vested or nonvested, compensatory or noncompensatory, incentive stock options or nonqualified stock options.

        In addition to your request for our opinion on these specific matters of federal income tax law, you have asked us to review the discussion of federal income tax issues contained in the Registration Statement. We have reviewed the discussion entitled "Certain United States Federal Income Tax Consequences contained in the Registration Statement and believe that such information fairly presents the current federal income tax law applicable to the Merger, and the material federal income tax consequences to Claremont, Merger Sub, CBSI, and Claremont shareholders as a consequence of the Merger.

        No ruling has or will be requested from the IRS concerning the federal income tax consequences of the Merger. In reviewing this opinion, you should be aware that the opinions set forth above represent our conclusions regarding the application of existing federal income tax law to the Merger. If the facts vary from those relied upon (including if any representations, covenants, warranties or assumptions upon which we have relied are inaccurate, incomplete, breached or ineffective), our opinions contained herein could be inapplicable. You should be aware that an opinion of counsel represents only the best legal judgment of counsel, and has no binding official status of any kind, and that no assurance can be given that contrary positions may not be taken by the IRS or that a court considering the issues would not hold otherwise.

        This opinion is being delivered solely for the purposes of (1) being included as an exhibit to the Registration Statement and (2) satisfying the conditions set forth in Section 7.3(c) of the Agreement; it may not be relied upon or utilized for any other purpose or by any other person or entity, and may not be made available to any other person or entity, without our prior written consent. We do however, consent to (a) the use of this opinion to satisfy the conditions set forth in Section 7.3(c) of the Agreement, (b) the use of this opinion as an exhibit to the Registration Statement, (c) the reliance upon this opinion by holders of Claremont Common Stock and holders of options to acquire Claremont Common Stock, and (d) to the use of our name in the
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Registration Statement wherever it appears. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.


                                Very truly yours,

                   ATER WYNNE HEWITT DODSON & SKERRITT, LLP

                               /s/ Scott E. Schickli
                                Scott E. Schickli